Exhibit 21


                         Subsidiaries of the Registrant


Programmer's Paradise Catalogs, Inc., a Delaware corporation.
Programmer's Paradise (Canada) Inc., an Ontario, Canada corporation.
Corsoft, Inc., a Delaware corporation.
Lifeboat Distribution, Inc., a Delaware corporation.
Programmer's Paradise France S.A.R.L., a company organzied under the laws of France.